Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
LIFE QUOTES, INC.
WITH AND INTO
INSURE.COM, INC.

(Pursuant to Section 253 of the Delaware General Corporation Law)

INSURE.COM, INC., a Delaware corporation (the “Company”), hereby certifies that:

FIRST:  The Company is incorporated pursuant to the Delaware General Corporation Law (the “DGCL”) and the Company was originally incorporated under the name “Quotesmith Corporation.”  The date of filing of the Company’s original Certificate of Incorporation was May 9, 1984, which was amended on each of March 3, 1997 and October 20, 1998.  The original Certificate of Incorporation, as amended, was amended and restated on August 2, 1999, on which date a Certificate of Designation was also created, and the Restated Certificate of Incorporation was further amended as of March 5, 2001.  The Restated Certificate of Incorporation, as amended, was restated on June 12, 2006.

SECOND:  The Company owns all of the outstanding shares of each class of the capital stock of Life Quotes, Inc., a Delaware corporation (the “Merger Sub”).

THIRD:  The Company, by the following resolutions of its Board of Directors (the “Board”), duly adopted at a meeting held on October 9, 2009, determined to merge the Merger Sub with and into the Company (the “Merger”):

WHEREAS, Insure.com, Inc., a Delaware corporation (the “Company”)  has determined it to be in the best interests of the Company and its stockholders to merge Life Quotes, Inc., a Delaware corporation (the “Merger Sub”) with and into the Company pursuant to the provisions of Section 253 of the Delaware General Corporation Law (the “DGCL”), in which the Company will be the surviving corporation in such Merger;

NOW, THEREFORE, BE IT RESOLVED, that the Merger Sub be merged with and into the Company with the Company being the surviving corporation in the merger and acquiring thereby all the assets and properties of the Merger Sub and assuming all of the liabilities and obligations of the Merger Sub (the “Merger”);

FURTHER RESOLVED, that the Merger shall become effective at such date and time as set forth in a Certificate of Ownership and Merger prepared and executed by an officer of the Company in the form required by Section 253 of the DGCL and filed with the Secretary of State of the State of Delaware;

FURTHER RESOLVED, that by virtue of the Merger and without any action on the party of the holder thereof, each then outstanding share of common stock of the Company shall remain unchanged and continue to remain outstanding as one share of common stock of the Company, held by the person who was the holder of such share of common stock of the Company immediately prior to the Merger;

FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Merger Sub shall be cancelled and no consideration shall be issued in respect thereof; and

FURTHER RESOLVED, that the officers of the Company, each of them with full authority to act without the others, are hereby authorized and directed, for and on behalf of the Company, to cause the Company to execute and deliver, and file with the Delaware Secretary of State, a Certificate of Ownership and Merger with respect to the merger of the Merger Sub with and into the Company, and to execute, deliver and file such additional documents or perform such acts as are determined to be necessary or appropriate to carry out the Merger.

FOURTH:  The Company shall be the surviving corporation and the name of the surviving corporation following the Merger is Life Quotes, Inc.

FIFTH:  The Restated Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the Restated Certificate of Incorporation of the surviving corporation, except that Article First thereof shall be amended to read in its entirety as follows:

FIRST:  The name of the corporation is Life Quotes, Inc. (the “Corporation”).

SIXTH:  The Merger shall become effective on the date and the time of filing of this Certificate of Ownership and Merger by the Delaware Secretary of State.

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed in its corporate name pursuant to Sections 253 and 103 of the Delaware General Corporation Law as of October 19, 2009.

INSURE.COM, INC.

By:	/s/ Phillip A. Perillo
Name:	Phillip A. Perillo
Title:	Senior Vice President and Chief Financial Officer